Exhibit 99.1

FOR IMMEDIATE RELEASE:

WESTERN DIGITAL COMMENTS ON RECENT ACTIONS TAKEN BY TOSHIBA

Reaffirms Commitment to Invest in the JVs, Including Fab 6

SAN JOSE, Calif. — June 28, 2017 — Western Digital Corp. (NASDAQ: WDC) today issued the following statement regarding Toshiba Corporation’s (“Toshiba”) recent actions, including its decision to prohibit certain employees from accessing shared databases related to the three NAND flash-memory joint ventures operated with Western Digital’s SanDisk subsidiaries (“JVs”) as well as, in some instances, access to the JVs’ facilities, and its decision to seek a provisional disposition order against Western Digital in the Tokyo District Court:

Western Digital is strongly focused on the success of the JVs, and over the past 17 years has made substantial investments to support and grow this world-class venture. We remain committed to upholding all of our commitments and obligations as a partner in the JVs, including the vigorous protection of trade secrets. Any claims by Toshiba to the contrary are frivolous and without merit. We also note that operations at the JVs are ongoing and SanDisk continues to be entitled to its 50 percent share of the JVs’ output.

Toshiba took an unprecedented and retaliatory action to prohibit certain employees from accessing shared databases and, in some instances, the JVs’ facilities themselves. This action will have the consequence of harming not only Toshiba’s stakeholders, but also our respective customers.

Western Digital has not received any legal filings and therefore is unable to comment on the specific claims made by Toshiba in Tokyo District Court. However, the process to resolve disputes is clear: under the JV contracts, disputes are required to be resolved through arbitration with the ICC International Court of Arbitration. The arbitration proceedings are ongoing, and SanDisk’s filing for preliminary injunctive relief in the Superior Court of California for the County of San Francisco seeks to ensure that the ICC International Court of Arbitration will be given an appropriate opportunity to resolve the disputes.

Western Digital Comments on Recent Actions Taken by Toshiba

We believe the actions taken by Toshiba are continued attempts to both pressure Western Digital to relinquish its previously agreed upon and legitimate consent rights, and to distract Toshiba’s stakeholders following its annual general meeting. It is surprising that Toshiba would take such actions given the implications for its employees, customers, shareholders and creditors.

Western Digital also reiterated its commitment to jointly invest in the JVs, including Fab 6 in Yokkaichi, Japan:

As Western Digital has previously stated, we fully intend to invest in the JVs, including Fab 6, to continue our ongoing conversion from 2D NAND to 3D NAND. Commercial volumes from Fab 6 are not expected until mid-calendar year 2018. Our commitment to make continued significant investments in Yokkaichi and the surrounding communities to support the JVs and preserve it as the world’s centerpiece of innovation in memory technology development and manufacturing is unchanged.

Previously SanDisk filed a request for injunctive relief seeking to prevent Toshiba from transferring its JV interests until SanDisk’s claims can be heard in arbitration. SanDisk looks forward to presenting its case to the Superior Court of California for the County of San Francisco on July 14, 2017. In addition, SanDisk is confident that it will succeed on the legal merits of its arbitration request filed on May 14, 2017, and the case continues to move forward in the ICC International Court of Arbitration.

About Western Digital

Western Digital is an industry-leading provider of storage technologies and solutions that enable people to create, leverage, experience and preserve data. The company addresses ever-changing market needs by providing a full portfolio of compelling, high-quality storage solutions with customer-focused innovation, high efficiency, flexibility and speed. Our products are marketed under the HGST, SanDisk and WD brands to OEMs, distributors, resellers, cloud infrastructure providers and consumers. Financial and investor information is available on the company’s Investor Relations website at investor.wdc.com.

Western Digital Comments on Recent Actions Taken by Toshiba

Forward-Looking Statements

This news release contains certain forward-looking statements, including statements concerning the JVs, SanDisk’s rights under the JV agreements and its actions to protect such rights and Western Digital’s or SanDisk’s commitments and obligations as a partner of the JVs, including to invest in Fab 6 and commitments in Yokkaichi and the surrounding communities to support the JVs. There are a number of risks and uncertainties that may cause these forward-looking statements to be inaccurate including, among others: uncertainties with respect to the company’s business ventures with Toshiba; volatility in global economic conditions; business conditions and growth in the storage ecosystem; impact of competitive products and pricing; market acceptance and cost of commodity materials and specialized product components; actions by competitors; unexpected advances in competing technologies; our development and introduction of products based on new technologies and expansion into new data storage markets; risks associated with acquisitions, mergers and joint ventures; difficulties or delays in manufacturing; and other risks and uncertainties listed in the company’s filings with the Securities and Exchange Commission (the “SEC”), including the company’s Form 10-Q filed with the SEC on May 8, 2017, to which your attention is directed. You should not place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

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Company contacts:

Western Digital Corp.

Media Contact:

Jim Pascoe / Steve Shattuck

408.717.6999 / 949-672-7817

jim.pascoe@wdc.com / steve.shattuck@wdc.com

Investor Contact:

Bob Blair

949.672.7834

robert.blair@wdc.com

Joele Frank, Wilkinson Brimmer Katcher

Eric Brielmann / Jed Repko / Ed Trissel

415-869-3950 / 212-355-4449

wdcmedia@joelefrank.com